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                         INDEPENDENT AUDITORS' CONSENT



Nobel Insurance Limited
Hamilton, Bermuda

Ladies and Gentlemen:

We consent to incorporation by reference in the registration statement (No. 33-51342) on Form S-8 of Nobel Insurance Limited of our report dated March 7, 1997, relating to the consolidated balance sheets of Nobel Insurance Limited and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. Our report on the consolidated financial statements refers to a change in the method of accounting for impairment of long-lived assets.

                                            /s/  KPMG PEAT MARWICK


Hamilton, Bermuda
March 26, 1997